February 14, 2025
Personal & Confidential
J. Erik Fyrwald
At the address on file with the Company
Dear Erik,
This letter agreement (“Agreement”) amends and restates the letter agreement you received from International Flavors & Fragrances Inc. (“IFF” or the “Company”) dated January 11, 2024 (the “Prior Agreement”). You will continue in the position of Chief Executive Officer of the Company and report to the Board of Directors of IFF (the “Board”). Your primary work location will be our Wilmington, Delaware office. There will be occasions when you will be expected to be present at Company headquarters or another specified location on a limited basis or as otherwise specified by the Board. Effective as of the Commencement Date, you were appointed as a member of the Board and you will be nominated annually to serve as a director during your period of employment with the Company. Additionally, you may engage in charitable and civic activities, and serve on one for-profit company board of directors, provided that such activities do not interfere with your duties with or responsibilities to the Company. In addition to your service as a Director at IFF, you will be permitted to serve as a Director on one other Board. You will resign from all other director positions as soon as practicable, but in no event later than the end of 2024. As a trusted and critical leader, I look forward to partnering with you to transform our industry and achieve our objectives.
Other terms of your employment with us are as follows:
1.Effective Date. Employment in your new role commenced on February 6, 2024 (“Commencement Date”).
2.Base Salary. Your annual base salary will be $1,000,000 (“Base Salary”). Future adjustments of your salary will be determined by the Board based on your performance.
3.Vacation. You will be eligible for four weeks of paid vacation annually (plus holiday break), of which up to five unused vacation days can be carried over and will accrue future vacation in accordance with the applicable vacation policy as in effect from time to time. Upon a termination of your employment for any reason, you will receive payment for any accrued unused vacation in accordance with the terms and conditions of the Company’s applicable vacation policy as in effect from time to time.
4.Annual Bonus. You will be eligible to receive an annual cash bonus award (the “Annual Bonus”) for each fiscal year ending during the period you are employed by the Company. The Annual Bonus shall be governed by the terms and conditions of the Company’s Annual Incentive Plan (the “AIP”). You shall be eligible to earn a target Annual Bonus equal to 200% of your Base Salary for the relevant fiscal year (the “Target Bonus”), if the Company achieves the target performance goals established by the Board for such fiscal year. Your Annual Bonus could be higher or lower than the Target Bonus depending on the Company’s performance and/or your individual performance, with the maximum bonus potential equal to 200% of target. Your 2024 target Annual Bonus will not be pro-rated. The Annual Bonus for each fiscal year shall be payable at the time annual bonuses are paid to other eligible participants of the Company in accordance with the terms of the AIP. The specific terms of your Annual Bonus awards will be governed by the AIP award agreements relating to each award and you will be required to accept your Annual Bonus and agree to the terms and conditions thereof by signing an AIP award agreement each year. The Annual Bonus (including your Target Bonus) is a discretionary, non-

contractual benefit which, subject to the requirements of a Good Reason termination under the Executive Severance Plan, may be amended or withdrawn at any time.
5.Long-Term Incentive Plan. You will be eligible to receive an annual long-term incentive award (“LTIP Award”), which shall be determined and payable in accordance with the Company’s Long-Term Incentive Plan (the “LTIP”) under the Company’s 2021 Stock Award and Incentive Plan (the “2021 SAIP”), as such plan may be amended from time to time. Your total target award under the LTIP for the 2024 plan year will be $10,000,000, 60% of which will be performance share units and 40% of which will be restricted stock units. Any awards under the LTIP for future years shall be at the sole discretion of the Board. The specific terms of your awards under the LTIP will be governed by the award agreements relating to each award, and you will be required to accept and agree to the terms and conditions thereof by signing the award agreements each year. The awards under the LTIP are discretionary, non-contractual benefits, which may be amended or withdrawn at any time.
6.One-Time Inducement Equity Grants. You will receive the following one-time inducement awards with the vesting schedule shown in Exhibit A: a target award of 68,750 performance share units and 56,250 restricted stock units (collectively, the “Inducement Awards”). Upon a termination without Cause, with Good Reason or due to Disability (each as defined in the Executive Severance Policy, with “Good Reason” as modified below) or death, the restricted stock unit portion of the Inducement Award will continue to vest in full on its existing vesting schedule, subject to continued compliance with the restrictive covenants in the Security Agreement. Each Inducement Award shall be governed by the terms and conditions of the Company’s 2021 SAIP, as such plan may be amended from time to time, and an award agreement which will further describe the terms and conditions of such Inducement Award in addition to the terms above, and which you will be required to accept and acknowledge for such Inducement Award to become effective. The Inducement Awards are anticipated to be granted on the first business day of the month following your Commencement Date.
7.Share Retention. You are subject to the applicable ownership level under the Company’s Share Retention Policy, as amended from time to time.
8.Perquisites. You will be eligible for an annual perquisite allowance of $20,000 to be used in any combination across the following categories: personal financial counseling and income tax preparation, health and fitness and legal and estate planning, subject to the terms and conditions of the applicable Company policy in effect from time to time.
9.Car Benefit. During your employment with the Company, you will be entitled to receive an annual allowance of $25,000 to be used towards the purchase or lease of a vehicle of your choice. Notwithstanding anything herein to the contrary, the car benefit is subject to, and contingent upon, your continued employment with the Company.
10.Employee Benefits; Expenses. You will be eligible to participate in the employee benefit plans and programs maintained by IFF from time to time for other similarly situated employees at your location and job level, in each case, in accordance with their terms and conditions then in effect. You will be entitled to reimbursement of your unreimbursed business expenses incurred during your employment with the Company in accordance with the terms and conditions of the applicable Company policy. The Company will pay your reasonable professional fees, upon presentation of one or more invoices therefor, incurred to negotiate and prepare this Agreement and related agreements hereunder, in amount not to exceed $20,000.
11.Relocation. The Company will pay or reimburse you for the relocation expenses described in its U.S. Domestic Relocation Policy for homeowners Level 8 to Executive, dated October 29, 2021, and made a part hereof, with temporary housing modified to be up to 90 days, in connection with your move. Enclosed is a description of, and conditions and limitations relating to, the relocation benefits applicable to you.
12.Compliance with Company Policies. You hereby agree to comply with all Company policies, procedures, rules and regulations applicable to you, including without limitation, the Company’s Code of Business Conduct and Ethics, the Drug and Alcohol Policy, the Confidential and Proprietary Information Policy, the Insider Trading Policy (including Window Period Policy for the Purchase and Sale of Company Securities by Certain Employees and Directors), the Policy for the Recovery of Erroneously Awarded Compensation and the Conflict of Interest Policy (collectively, the “Policies”), in each case, as they may be amended from time to time in the Company’s sole discretion.
13.Security Agreement. This offer of employment is contingent upon your execution of the enclosed Security Agreement concerning the protection of Company confidential information, intellectual property rights, and other restrictive covenants in the form attached as Exhibit B. You acknowledge that you have executed and delivered the Security Agreement to the Company with this Agreement.
14.At Will Employment. You agree and acknowledge that this Agreement does not guarantee or promise any particular period of future employment to you. Your employment with the Company is on an “at will” basis and may be terminated by the Company or by you at any time for any reason upon written notice, without any obligation owing by the Company, except as may be provided in the Company’s Executive Severance Policy, as amended, at the Tier I: Chief Executive Officer level, as in effect at the time of termination and otherwise stated herein. You acknowledge a copy of the Executive Severance Policy, as amended, has been provided to you. Notwithstanding any provision of the Executive Severance Policy to the contrary: (a) clause (ii) of the definition of “Good Reason” in the Executive Severance Plan shall also include a material diminution in reporting responsibilities and removal from or failure to renominate you to the Board at any time; provided, that such removal does not include (i) removal as result of a failed shareholder vote or (ii) removal from the Board for Cause, (b) upon termination without Cause or for Good Reason, you will be entitled to receipt of (i) any unpaid annual bonus earned based on actual performance for the year preceding the year in which your termination occurs, and (ii) any vested performance share units earned based on actual performance, pursuant to the Inducement Award or otherwise, if your termination occurs following the completion of the performance segment in which such performance share units vested but prior to the settlement of such performance share units, (c) any arbitration under Section 13(f) shall be conducted under the American Arbitration Association’s rules governing employment disputes, and (d) any amendment or termination of the Executive Severance Policy materially adverse to you shall be disregarded to the extent becoming effective prior to the third anniversary of the Commencement Date.
15.Data Protection & Privacy. You acknowledge that the Company, directly or through its affiliates, collects and processes data (including personal sensitive data and information retained in email) relating to you. You hereby consent to such collection and processing and, by signing this Agreement, acknowledge that you authorize such activities. To ensure regulatory compliance and for the protection of its employees, customers, vendors and business, the Company reserves the right to monitor, intercept, review and access telephone logs, internet usage, voicemail, email and other communication facilities provided by the Company which you may use during your employment with IFF. The Company will use this right of access reasonably, but it is important that you are aware that all communications and activities on our equipment or premises cannot be presumed to be private.
16.Entire Agreement. This Agreement, including the Security Agreement and any schedules, attachments or addenda, constitutes the entire agreement between you and the Company with respect to your employment and supersedes all prior correspondence, offers, proposals, promises, offer letters, agreements or arrangements (including the Prior Agreement) relating to the subject matter contained herein.
17.Modification. The terms of this Agreement may not be changed unless the changes are approved in writing by an authorized representative of the Company.
18.Governing Law. The terms of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
19.Withholding. Payments of Base Salary and other compensation and benefits will be subject to all applicable taxes and other withholdings, and the Company may withhold all such taxes and other withholdings from any payments made to you as required by law. In addition, if at any time any amounts are owed and payable by you to the Company, it is agreed that, to the extent permissible, the Company may deduct such sums from time to time owed from any payment due to you from the Company.
20. 409A Compliance.
(a)General. It is the intention of both the Company and you that the benefits and rights to which you could be entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code, the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If you or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, you or the Company shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on you and on the Company).
(b)Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of your employment shall be made unless and until you incur a “separation from service” within the meaning of Section 409A.
(c)No Acceleration of Payments. Neither the Company nor you, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.
(d)Treatment of Each Installment as a Separate Payment and Timing of Payments. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which you are entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(e)Taxable Reimbursements and In-Kind Benefits. Any reimbursements by the Company to you of any eligible expenses under this Agreement that are not excludable from your income for federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date on which they would be paid under the Company’s normal policies and the last day of the taxable year of the employee (you) following the year in which the expense was incurred. The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to you, during any taxable year of the employee (you) shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Employee (you). The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.
(f)Postponement of Payment if a Specified Employee. To the extent any amounts payable upon your separation from service are nonqualified deferred compensation under Section 409A taking into account all applicable exceptions, and if you are at such time a “specified employee” thereunder, then to the extent required under Section 409A payment of such amounts shall be postponed until six (6) months following the date of your separation from service (or until any earlier date of your death), upon which date all such postponed amounts shall be paid to you in a lump sum, and any remaining payments due under the Agreement shall be paid as otherwise provided herein or other applicable plan or agreement.
Erik, I hope you share in my excitement on the path IFF is taking to become the global leader in high-value ingredients and solutions for Food & Beverage, Home & Personal Care and Health & Wellness. I look forward to working with you to achieve our goals in 2024 and beyond.
Please sign the enclosed copy of this letter and return it, together with the accompanying Security Agreement to me. Please feel free to call me if you have any questions.
[Signature Page Follows]

Your sincerely,

Roger W. Ferguson, Jr.
Agreed and Accepted by:

J. Erik Fyrwald

EXHIBIT A

Award	Number of Shares	Terms
Performance Share Units	68,750 (target)	Dividend-Adjusted Ending Stock Price $	PSU Funding % of Target	# of PSUs Earned
		<$106.48	0%	0
		$106.48	50%	34,375
		$113.91	100%	68,750
		$121.67	150%	103,125
		$138.25	200%	137,500
		≥ $156.25	250%	171,875
•
•Minimum funding of 50% of target if (1) the Company’s 3-year Relative TSR is at or above the 67th percentile of S&P 500 companies and (2) the Company’s 3-year Absolute TSR is positive.
•Dividend Adjusted Ending Stock Price is calculated as the sum of (x) the average closing price for the 20 consecutive trading days preceding March 1, 2027 (the “Measurement Date”) plus (y) the aggregate value of any dividends paid or declared on IFF shares between March 1, 2024 (the “Grant Date”) and the Measurement Date (assuming such dividends are reinvested in IFF shares).
•Relative TSR is calculated by measuring the change in the market price of a share of IFF common stock plus dividends paid or declared (assuming such dividends are reinvested in IFF shares) for the Company and the S&P 500 companies (as determined on the Grant Date) between the Grant Date and the Measurement Date. The market price for purposes of calculating the TSR of IFF shares and the S&P 500 companies is determined based on the average closing price per share of the applicable company over the period of 20 consecutive trading days preceding the Grant Date and the Measurement Date.
•Absolute TSR is calculated by measuring the change in the market price of a share of IFF common stock plus dividends paid or declared (assuming such dividends are reinvested in IFF shares) between the Grant Date and the Measurement Date. The market price for purposes of calculating the TSR of IFF shares is determined based on the average closing price per share of Company common stock over the period of 20 consecutive trading days preceding the Grant Date and the Measurement Date.
•Upon termination without cause, with good reason, or due to disability (each as defined in the Executive Severance Policy, as modified by this Agreement) or death (each a “Qualifying Termination”), vesting will accelerate on a pro-rated basis (number of full months worked divided by 36 months) based on actual performance through the date of termination.
•In the event of a change in control as defined in the Executive Severance Policy, the performance share units will be converted into a number of time-based restricted stock units based on actual performance as of the date of the change in control. As restricted stock units, in the event of a Qualifying Termination following such change in Control, the restricted stock units will vest in full as of the date of termination and will be settled as soon as reasonably practicable thereafter in accordance with the terms and conditions of the LTIP.

Restricted Stock Units	56,250
• 3-year cliff vesting.
•In the event of a Qualifying Termination, the restricted stock units will continue to vest in full on the existing vesting schedule.
•In the event of a Qualifying Termination following a change in control, as defined in the Executive Severance Policy, vesting will accelerate in full as of the date of termination and will be settled as soon as reasonably practicable thereafter in accordance with the terms and conditions of the LTIP.

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